Exhibit 3.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THAR PHARMACEUTICALS, INC.

This is the Third Amended and Restated Certificate of Incorporation of Thar Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”).

The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 29, 2008 and was amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on July 14, 2008. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 23, 2010 and was amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on December 17, 2010. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 21, 2011 and was amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on May 30, 2012.

This Third Amended and Restated Certificate of Incorporation restates and integrates and also further amends the Amended and Restated Certificate of Incorporation of the Corporation, as previously amended. This Third Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law.

This Third Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.

ARTICLE I

The name of the Corporation (the “Corporation”) is Thar Pharmaceuticals, Inc.

ARTICLE II

The registered office of the Corporation in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle 19808. The name of the registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A. CLASSES OF STOCK; RANK.

1. Designation of Series. The aggregate number of shares of stock that the Corporation shall have the authority to issue shall be 3,792,342 shares, consisting of (a) 2,538,671 shares of Common Stock, $.001 par value per share (“Common Stock”), and (b) 1,253,671 shares of Preferred Stock, par value $.001 per share (“Preferred Stock”), (i) 148,668 of which shall be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and (ii) 1,105,003 of which shall be designated Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”). Effective immediately upon the filing of this Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each share of the Corporation’s Series A-2 Convertible Preferred Stock, par value $0.001 per share, issued and outstanding immediately prior to such filing (including shares of such Series A-2 Convertible Preferred Stock subject to outstanding Options) shall, automatically and without any action on the part of the respective holders thereof, be reclassified into 1.369863 shares of Series A-1 Preferred Stock. The Series A Preferred Stock and the Series A-1 Preferred Stock may each be referred to herein as a “Series of Preferred Stock.” The original issuance price of the Series A Preferred Stock shall be $8.10 per share (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes of the Series A Preferred Stock, the “Original Series A Issue Price”). The original issuance price of the Series A-1 Preferred Stock shall be $11.68 per share (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes of the Series A-1 Preferred Stock, the “Original Series A-1 Issue Price”). The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

2. Rank. The Series A-1 Preferred Stock shall rank senior to the Series A Preferred Stock, the Common Stock and any other capital stock of the Corporation that is junior to the Series A-1 Preferred Stock (collectively with the Series A Preferred Stock and Common Stock, the “Junior Shares”) upon a Liquidation Event (as defined in Article IV Division B Section 2(a) below). The Series A Preferred Stock shall rank senior to the Common Stock and any other capital stock of the Corporation that is junior to the Series A Preferred Stock upon a Liquidation Event.

B. RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS OF PREFERRED STOCK AND COMMON STOCK.

The relative rights, preferences, privileges and restrictions granted to and imposed upon the Series A-1 Preferred Stock, the Series A Preferred Stock and the Common Stock are set forth in this Article IV Division B.

1. Dividend Provisions.

(a) Holders of Series A-1 Preferred Stock and Series A Preferred Stock. In the event that the Board of Directors declares a cash dividend on the Common Stock, the Board of Directors shall simultaneously declare a dividend at the same rate on the Series A-1 Preferred Stock and the Series A Preferred Stock so that the Series A-1 Preferred Stock and the Series A Preferred Stock participate equally with the Common Stock in such dividend on an as-converted to Common Stock basis.

(b) Holders of Common Stock. Subject to Section 1(a) hereof, the holders of Common Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, but only out of any assets legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation.

(a) Preference of Series A-1 Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation (each such event, a “Liquidation Event”), either voluntary or involuntary, the holders of Series A-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Junior Shares by reason of their ownership thereof, an amount per share equal to the sum of (i) the Original Series A-1 Issue Price and (ii) any declared but unpaid dividends to which such holder is entitled (such sum, the “Series A-1 Liquidation Amount”). If upon the occurrence of a Liquidation Event, the funds and assets of the Corporation legally available for distribution to stockholders (the “Available Funds and Assets”) shall be insufficient to permit the payment to all holders of Series A-1 Preferred Stock of the full Series A-1 Liquidation Amount per share, then the Available Funds and Assets shall be distributed ratably among the holders of Series A-1 Preferred Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(b) Preference of Series A Preferred Stock. In the event of any Liquidation Event, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) the Original Series A Issue Price and (ii) any declared but unpaid dividends to which such holder is entitled (such sum, the “Series A Liquidation Amount”). If upon the occurrence of a Liquidation Event, the Available Funds and Assets shall be insufficient to permit the payment to all holders of Series A Preferred Stock of the full Series A Liquidation Amount per share, then the Available Funds and Assets shall be distributed ratably among the holders of Series A Preferred Stock based on the preferential amounts each such holder is otherwise entitled to receive.

(c) Participation of Series A-1 Preferred Stock and Series A Preferred Stock; Distributions to Holders of Common Stock. After the payment of the full Series A-1 Liquidation Amount per share payable to holders of Series A-1 Preferred Stock and the full Series A Liquidation Amount per share payable to holders of Series A Preferred Stock, upon a Liquidation Event, the Available Funds and Assets, if any, shall be distributed ratably among the holders of Common Stock, Series A-1 Preferred Stock and Series A Preferred Stock on an as-converted to Common Stock basis until such time as (i) the holders of Series A-1 Preferred Stock have received an amount per share of Series A-1 Preferred Stock (the “Series A-1 Participation Amount”) which, when added to the Series A-1 Liquidation Amount, equals two times the Original Series A-1 Issue Price following the receipt of which the holders of Series A-1 Preferred Stock shall be entitled to receive no further distributions and (ii) with respect to the Series A Preferred Stock, the holders of Series A Preferred Stock have received an amount per share of Series A Preferred Stock (the “Series A Participation Amount”) which, when added to the Series A Liquidation Amount, equals two times the Original Series A Issue Price following the receipt of which the holders of Series A Preferred Stock shall be entitled to receive no further distributions. Upon the maximum amount having been paid in respect of each share of a Series of Preferred Stock, the remaining Available Funds and Assets, if any, shall be distributed ratably to the holders of Common Stock and the holders of any Series of Preferred Stock with respect to which the maximum amount has not been paid. Upon such maximum amount having been paid in respect of each share of Series of Preferred Stock, the remaining Available Funds and Assets, if any, shall be distributed ratably to the holders of Common Stock.

(d) Consolidation, Merger, Etc. Any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, do not hold at least a majority of the resulting or surviving corporation’s voting power immediately after such consolidation, merger or reorganization, or the sale, lease, or other disposition of all or substantially all of the assets of the Corporation (each, a “Change of Control Transaction”) shall be deemed to be a Liquidation Event.

(e) Consideration. If any of the assets of this Corporation are to be distributed under this Section 2 in a form other than cash, then the Board of Directors shall promptly determine in good faith the fair market value of the assets to be distributed to stockholders.

3. Conversion. The holders of Series A-1 Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a) Right to Convert. The Series A-1 Conversion Price, and the rate at which shares of Series A-1 Preferred Stock may be converted into shares of

Common Stock, shall be subject to adjustment as provided below. Each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A-1 Issue Price by the Series A-1 Conversion Price (as defined below) in effect at the time of conversion. The conversion price of Series A-1 Preferred Stock (the “Series A-1 Conversion Price”) shall initially be $11.68 per share. The Series A-1 Conversion Price, and the rate at which shares of Series A-1 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The conversion price of Series A Preferred Stock (the “Series A Conversion Price”) shall initially be $8.10 per share. The Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. The Conversion Price (the “Conversion Price”) means, with respect to Series A-1 Preferred Stock and Series A Preferred Stock, the conversion price at which shares of Common Stock shall be deliverable upon conversion of each share of such Series A-1 Preferred Stock or Series A Preferred Stock.

(b) Automatic Conversion. All shares of Series A-1 Preferred Stock then outstanding shall automatically be converted into shares of Common Stock, at the then effective Series A-1 Conversion Price, upon (i) the agreement of the holders of at least a majority of the outstanding shares of Series A-1 Preferred Stock that all of the Series A-1 Preferred Stock shall be converted into shares of Common Stock, or (ii) upon the closing of the sale of shares of Common Stock in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), after which at least 15% of the shares of Common Stock outstanding are held by the public and such offering results in gross cash proceeds to the Corporation (before deduction of underwriting discount, commissions and expenses of sale) are at least $25,000,000 (a “Qualified Public Offering”). All shares of Series A Preferred Stock then outstanding shall automatically be converted into shares of Common Stock, at the then effective Series A Conversion Price, upon (i) the agreement of the holders of at least a majority of the outstanding shares of Series A Preferred Stock that all of the Series A Preferred Stock shall be converted into shares of Common Stock, or (ii) upon the closing of a Qualified Public Offering.

(c) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A-1 Preferred Stock or Series A Preferred Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash in an amount equal to the product (calculated to the nearest cent) of such fraction and the fair market value of one share of Common Stock as determined in good faith by the Board of Directors. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A-1 Preferred Stock or Series A Preferred Stock that the holder is then converting into Common Stock and the number of shares of Common Stock issuable upon conversion of such shares of Series A-1 Preferred Stock or Series A Preferred Stock.

(d) Mechanics of Conversion.

(i) In order for a holder of Series A-1 Preferred Stock or Series A Preferred Stock to convert shares of Series A-1 Preferred Stock or Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates representing such shares of Series A-1 Preferred Stock or Series A Preferred Stock, at the office of the transfer agent for the Series A-1 Preferred Stock or Series A Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any portion of the shares of the Series A-1 Preferred Stock or Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date (“Conversion Date”). If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act that is not a Qualified Public Offering, the conversion may at the option of any holder tendering Series A-1 Preferred Stock or Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of Series A-1 Preferred Stock or Series A Preferred Stock shall not be deemed to have converted such Series A-1 Preferred Stock or Series A Preferred Stock until immediately prior to the closing of the sale of securities. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver to the holder of such Series A-1 Preferred Stock or Series A Preferred Stock, or to such holder’s nominees, a certificate or certificates representing the number of full shares of Common Stock to which such holder is entitled, together with cash in lieu of any fractional share.

(ii) In the event of a conversion pursuant to Section 3(b), the outstanding shares of Series A-1 Preferred Stock or Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. The Corporation shall not be obligated to issue certificates representing the shares of Common Stock issuable upon such automatic conversion unless and until the certificates representing such shares of Series A-1 Preferred Stock or Series A Preferred Stock are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificate or certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, including an indemnity bond in such amount as the

Corporation reasonably deems appropriate in its discretion. Such automatic conversion shall be deemed to have been made immediately prior to the effective date of the applicable vote or written consent or the closing of the Qualified Public Offering, as the case may be, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date which date shall be the Conversion Date. Immediately upon such automatic conversion, all shares of Series A-1 Preferred Stock or Series A Preferred Stock shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate, except only the right of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates representing the number of shares of Common Stock into which such Series A-1 Preferred Stock or Series A Preferred Stock has been converted (and cash, if any, with respect to any fractional share as provided in Section 3(c)). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder’s attorney duly authorized in writing. As soon as practicable following the surrender by the holder of the certificate or certificates representing Series A-1 Preferred Stock or Series A Preferred Stock, the Corporation shall cause to be issued and delivered to such holder a certificate or certificates representing the number of full shares of Common Stock to which such holder is entitled, together with cash in lieu of any fractional share.

(iii) The Corporation shall, at all times when shares of Series A-1 Preferred Stock and Series A Preferred Stock are outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of Series A-1 Preferred Stock and Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A-1 Preferred Stock and Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of Series A-1 Preferred Stock and Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A-1 Conversion Price or such adjusted Series A Conversion Price, as applicable.

(e) Adjustments to Conversion Price for Diluting Issuances.

(i) Special Definitions. For purposes of this Section 3(e), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Original Issue Date” shall mean, with respect to shares of Series A-1 Preferred Stock and shares of Series A Preferred Stock, the date on which the first share of such Series A-1 Preferred Stock and such Series A Preferred Stock was issued.

(C) “Convertible Securities” shall mean any evidence of indebtedness, shares or other securities directly or indirectly convertible into, or exercisable or exchangeable for, Common Stock.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3(e)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued (or pursuant to Section 3(e)(iii) below, deemed to be issued) by the Corporation or issuable:

(I) upon the conversion of shares of Series A-1 Preferred Stock or Series A Preferred Stock or as a dividend or other distribution on Series A-1 Preferred Stock or Series A Preferred Stock or upon the exercise of Warrants to purchase shares of Series A Preferred Stock or Series A-1 Preferred Stock;

(II) pursuant to an acquisition approved by the Board of Directors of another corporation by merger, consolidation, purchase of substantially all of the assets or equity securities or other reorganization;

(III) to directors or employees of, or consultants to, the Corporation in a manner determined by the Board of Directors, including, without limitation, pursuant to any stock option or equity incentive plan of the Corporation;

(IV) pursuant to a bona fide, firm commitment public offering;

(V) in connection with arm’s length equipment lease financing arrangements or bank financing transactions approved by the Board of Directors provided that Additional Shares of Common Stock are not the sole component of any such financing;

(VI) in connection with arm’s length transactions involving research or development funding, technology licensing or joint marketing or manufacturing arrangements approved by the Board of Directors of the Company provided that such issuance is primarily for purposes other than equity financing;

(VII) upon the conversion, exercise or exchange of Options and Convertible Securities outstanding on the Original Issue Date; or

(VIII) in a transaction which results in an adjustment pursuant to Section 3(f) or (g) of this Article IV B.

(ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which the Series A-1 Preferred Stock is convertible shall be made, by adjustment in the Series A-1 Conversion Price thereof unless the consideration per share (determined pursuant to Section 3(e)(v) below) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A-1 Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Common Stock. No adjustment in the number of shares of Common Stock into which the Series A Preferred Stock is convertible shall be made, by adjustment in the Series A Conversion Price thereof unless the consideration per share (determined pursuant to Section 3(e)(v) below) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Common Stock.

(iii) Issuance of Securities Deemed Issuance of Additional Shares of Common Stock. If the Corporation at any time, or from time to time, after the Original Issue Date shall issue any Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in the Conversion Price shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issuance thereof, and any subsequent adjustment based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issuance thereof, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if,

(I) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, that were actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(II) in the case of Options for Convertible Securities, only the Convertible Securities, if any, that were actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

(E) in the case of any Options which expire by their terms not more than 90 days after the date of issuance thereof or in the case of any Option or Convertible Securities with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustments of the Conversion Price shall be made until the expiration or exercise of all such Options issued on the same date, whereupon such adjustment shall be made in the manner provided in clause (C) above, or until such number becomes determinable, as applicable.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. Subject to the provisions of Section 3(e)(ii) above, in the event the Corporation shall at any time after the Original Issue Date of a Series of Preferred Stock issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(e)(iii)), without consideration or for a consideration per share less than the Conversion Price of such Series of Preferred Stock in effect on the date of and immediately prior to such issuance, then and in such event such Conversion Price shall be reduced, concurrently with such issuance to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (y) the denominator of which shall be the number of shares of

Common Stock outstanding immediately prior to such issuance plus the number of such Additional Shares of Common Stock so issued; provided that for the purposes of this Section 3(e)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of Options or Convertible Securities (including all shares of Common Stock reserved for issuance pursuant to the Corporation’s stock option plans), as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock shall be deemed issued pursuant to Section 3(e)(iii) above, such Additional Shares of Common Stock shall be deemed to be outstanding. Notwithstanding the foregoing, the applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

(v) Determination of Consideration. For purposes of this Section 3(e), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(I) insofar as it consists of cash, be the amount of cash received by the Corporation;

(II) insofar as it consists of property other than cash, be the fair market value thereof at the time of such issuance, as determined in good faith by the Board of Directors; and

(III) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(e)(iii) above, relating to Options and Convertible Securities, shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto without regard to any provision contained therein designed to protect against dilution) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time, or from time to time, after the Original Issue Date of a Series of Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Price of each Series of Preferred Stock then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time, or from time to time, after the Original Issue Date of a Series of Preferred Stock combine the outstanding shares of Common Stock, the Conversion Price of each Series of Preferred Stock then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection shall become effective concurrently with the effectiveness of such subdivision or combination.

(g) Adjustment for Common Stock Dividends and Distributions. If the Corporation at any time, or from time to time, after the Original Issue Date of a Series of Preferred Stock shall make or issue a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price of such Series of Preferred Stock then in effect shall be decreased concurrently with the issuance of such dividend or distribution, by multiplying the Conversion Price of Series of Preferred Stock then in effect by a fraction: (x) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and (y) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(h) Adjustment for Recapitalization, Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Series A-1 Preferred Stock or Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, exchange, substitution or other similar event (other than pursuant to subsections (f) or (g) or a Change of Control Transaction), each holder of Series A-1 Preferred Stock or Series A Preferred Stock, as the case may be, shall thereafter receive upon conversion of such Series A-1 Preferred Stock or Series A Preferred Stock, in lieu of the number of shares of Common Stock which such holder would otherwise have been entitled to receive, the number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of the shares of Series A-1 Preferred Stock or Series A Preferred Stock held by such holder of Series A-1 Preferred Stock or Series A Preferred Stock would have been entitled to receive upon such recapitalization, reclassification, exchange, substitution or other similar event.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment in accordance with the terms hereof and furnish to each holder of Series A-1 Preferred Stock and/or Series A Preferred Stock, as the case may be, a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A-1 Preferred Stock or Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments, (ii) the applicable Conversion Price then in effect, and (iii) the number of shares of Common Stock which would then be received upon the conversion of Series A-1 Preferred Stock or Series A Preferred Stock.

(j) Notices. All notices hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the person to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) the next business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the holder at its address and/or facsimile number appearing on the books of the Corporation.

4. Status of Converted Stock. In the event any shares of Series A-1 Preferred Stock or Series A Preferred Stock shall be converted pursuant to Section 3 hereof, the shares so converted shall be cancelled and shall not be reissuable by the Corporation.

5. Voting Rights.

(a) Series A-1 Preferred Stock and Series A Preferred Stock Voting Rights. Each share of Series A-1 Preferred Stock and Series A Preferred Stock shall entitle the holder thereof to such number of votes per share on each action with respect to which the holders of Series A-1 Preferred Stock and Series A Preferred Stock are entitled to vote as shall equal the number of shares of Common Stock into which each share of Series A-1 Preferred Stock and Series A Preferred Stock is convertible on the record date for determination of the stockholders entitled to vote. Except as provided by the DGCL and with respect to the nomination and election of directors by the holders of shares of Common Stock as provided below, the holders of Series A-1 Preferred Stock and Series A Preferred Stock shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

(b) Common Stock Voting Rights. The holders of Common Stock shall be entitled to notice of any stockholders meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may by provided by law.

(c) Elections of Directors.

(i) The total number of authorized directors shall be five or such other number of directors as shall be authorized by the Board of Directors.

(ii) For so long as there is not less than 92,648 shares of Series A Preferred Stock outstanding (as adjusted for stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes of the Series A Preferred Stock), the holders of a majority of the shares of Series A Preferred Stock shall be entitled to nominate and elect one member of the Board of Directors of the Corporation at each annual or special election of directors.

(iii) For so long as there is not less than 85,616 shares of Series A-1 Preferred Stock outstanding (as adjusted for stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes of the Series A-1 Preferred Stock), the holders of a majority of the shares of Series A-1 Preferred Stock shall be entitled to nominate and elect one member of the Board of Directors of the Corporation at each annual or special election of directors.

(iv) The holders of the shares of Common Stock shall be entitled to nominate and elect the remaining members of the Board of Directors of the Corporation at each annual or special election of directors. In the event the Board of Directors increases the number of directors to more than five persons, such additional director(s) shall be nominated by a majority vote of the Board of Directors and elected by the holders of at least a majority of the shares of Common Stock at each annual or special election of directors.

(v) Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided above may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders (by the majority vote required above) of that class or series of stock represented at the meeting or pursuant to written consent.

6. Protective Provisions. For so long as there is not less than 92,648 shares of Series A Preferred Stock outstanding (as adjusted for stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes of the Series A Preferred Stock), the Corporation shall not, without the prior written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, consenting or voting, as the case may be, separately as a class:

(a) amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock so as to affect them adversely, or

(b) increase or decrease the number of authorized shares of Series A Preferred Stock, or

(c) take any action that results in the payment or declaration of a dividend or other distribution with respect to Junior Shares (except for dividends paid solely in Common Stock of the Corporation).

For the avoidance of doubt, the creation, authorization or issuance of any shares of any class or series of capital stock that rank senior to or on a parity with the Series A Preferred Stock as to dividends, redemption, voting, conversion, distributions upon a Liquidation Event or otherwise shall not be deemed to affect adversely the preferences, special rights or other powers of the Series A Preferred Stock.

7. Waiver. The rights, preferences and privileges of the Series A-1 Preferred Stock may be waived as to all shares of Series A-1 Preferred Stock in any instance (without the necessity of convening any meeting of stockholders) upon the written agreement of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock. The rights, preferences and privileges of the Series A Preferred Stock may be waived as to all shares of Series A Preferred Stock in any instance (without the necessity of convening any meeting of stockholders) upon the written agreement of the holders of a majority of the outstanding shares of Series A Preferred Stock.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

ARTICLE VII

Meeting of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

ARTICLE VIII

(a) The Corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145. The Corporation shall promptly make or cause to be made any determination required to be made pursuant to Section 145.

(b) No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the General Corporation Law of the State of Delaware or, (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. For purposes of this Article VIII, “fiduciary duty as a director” shall include any fiduciary duty arising out of serving at the Corporation’s request as a director of another corporation, partnership, joint venture or other enterprise, and “personal liability to the Corporation or its stockholders” shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

(c) Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained herein, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be executed by the undersigned duly authorized officer as of this 14th day of November, 2012.

THAR PHARMACEUTICALS, INC.

By:	/s/ Raymond K. Houck
Raymond K. Houck
Chief Executive Officer

Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THAR PHARMACEUTICALS, INC.

Thar Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify that:

The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 29, 2008 and was amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on July 14, 2008. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 23, 2010 and was amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on December 17, 2010. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 21, 2011 and was amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on May 30, 2012. A Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 9, 2012.

This Amendment to the Third Amended and Restated Certificate of Incorporation shall become effective upon filing with the Secretary of State of the State of Delaware.

The Amendment to the Third Amended and Restated Certificate of Incorporation set forth in the following resolution was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

NOW, THEREFORE, BE IT RESOLVED, that the Board deems it desirable, and hereby declares it advisable, that the Certificate of Incorporation of the Corporation be amended by striking Section A 1 of Article IV in its entirety and replacing therefor (the “Charter Amendment”):

1. Designation of Series. The aggregate number of shares of stock that the Corporation shall have the authority to issue shall be 4,830,016 shares, consisting of (a) 3,057,508 shares of Common Stock, $.001 par value per share (“Common Stock”), and (b) 1,772,508 shares of Preferred Stock, par value $.001 per share (“Preferred Stock”), (i) 148,668 of which shall be designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”), and (ii) 1,623,840 of which shall be designated Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”). The Series A Preferred Stock and the Series A-1

Preferred Stock may each be referred to herein as a “Series of Preferred Stock.” The original issuance price of the Series A Preferred Stock shall be $8.10 per share (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes of the Series A Preferred Stock, the “Original Series A Issue Price”). The original issuance price of the Series A-1 Preferred Stock shall be $11.68 per share (as adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations and other similar capitalization changes of the Series A-1 Preferred Stock, the “Original Series A-1 Issue Price”). The number of authorized shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

IN WITNESS WHEREOF, the undersigned Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer thereof this 25th day of March, 2013.

THAR PHARMACEUTICALS, INC.

By:	/s/ Raymond K. Houck
Raymond K. Houck
President and Chief Executive Officer

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